EXHIBIT 3.1

State of Nevada
Secretary of State
206 N Carson St
Carson City, NV 88701

ARTICLES OF INCORPORATION
OF
JACKRAY CORPORATION

1 - The name of the corporation is JackRay Corporation

2 - The number of common shares the corporation is authorized to issue: 500,000,000

3 - The par value of those shares is $0.001

4 - The purpose of the corporation is any purpose that a corporation may lawfully engage in.

5 - The initial Board of Directors shall consist of:

Barry A. Ginsberg
3011 Yamato Rd., A-17
Boca Raton, FL 33434

6 - The name and address of the incorporator is:

Corporate Creations Network, Inc.
8275 South Eastern Ave, #200
Las Vegas, NV 89123

7 - The name and address of the registered agent is:

Corporate Creations Network, Inc.
8275 South Eastern Ave, #200
Las Vegas, NV 89123

/s/ S. Simons
S. Simons, Asst. Secretary
Corporate Creations Network, Inc.

12/26/07